EXHIBIT 99.1

First Data Reports Second Quarter 2015 Financial Results

Q2 consolidated revenue of $2.9 billion, up 1% YoY; segment revenue of $1.8 billion, up 1%, or up 5% excluding currency impacts

Q2 net loss of $26 million improved by $8 million, up 24%; Adjusted net income of
$150 million improved by $63 million, up 72%

Q2 Adjusted EBITDA of $702 million, up 3%, or up 5% excluding currency impacts

Strengthened capital structure with new revolving credit facility and new term loans

NEW YORK, JULY 29, 2015 - First Data Corporation today reported financial results for the second quarter ended June 30, 2015. Consolidated revenue for the second quarter was $2.9 billion, up 1% versus the prior year period. Segment revenue, which modifies consolidated revenue for the exclusion of various pass through items and other impacts, was $1.8 billion for the quarter, up 1% versus the prior year period, or up 5% excluding currency impacts.

For the second quarter, the net loss attributable to First Data was $26 million, a 24% improvement from the $34 million loss in the prior year period. The prior year period was positively impacted by an $80 million after-tax gain on the sale of Electronic Funds Source, LLC (EFS). Adjusted net income, which modifies net income for items such as the amortization of acquisition intangibles, stock-based compensation, restructuring costs and other impacts, was $150 million, up $63 million versus the prior year period due to improvements in interest expense and operating profit.

“We are pleased with our second quarter results which showed solid constant currency revenue growth,” said Chairman and CEO Frank Bisignano. “During the quarter we further strengthened our capital structure, rolled out the Clover® Mini integrated POS solution, and acquired Transaction Wireless, a leading digital gift card distribution platform. We incurred $19 million in restructuring costs during the quarter to fund part of our recently announced strategic expense management initiative, and remain focused on achieving our objective of $200 million in annualized savings by mid-2016.”

Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) was $702 million, up 3% versus the prior year period, or up 5% excluding currency impacts. EBITDA margin for the quarter was 40%, up 70 basis points versus the prior year period.

For the second quarter, the Company generated $555 million in cash flow from operations, up $128 million versus the prior year period. The Company finished the quarter with $1.1 billion in unrestricted liquidity.

Segment Results

In the second quarter of 2015, the Company realigned its operating segments. Following the realignment, the Company is now reporting results of operations in the following three reportable segments: Global Business Solutions (GBS), Global Financial Solutions (GFS), and Network & Security Solutions (NSS). All segment information has been retroactively adjusted to reflect this change.

Global Business Solutions provides retail point-of-sale merchant acquiring and eCommerce services, next-generation offerings such as mobile payment services, as well as the Company's cloud-based Clover point-of-sale operating system and its marketplace of proprietary and third-party business apps. GBS segment revenue for the second quarter was $1.1 billion, up 2% versus the prior year period, or up 5% on a constant currency basis. North America revenue of $835 million increased 3% versus the prior year period due to increased hardware sales and revenue from its merchant suite of solutions. EMEA revenue was $139 million, down 6%, or up 11% on a constant currency basis due to transaction growth and yield expansion. GBS segment EBITDA was $454 million, up 1% versus the prior year period, or up 2% on a constant currency basis. GBS segment EBITDA margin for the second quarter was 43%, which was down 40 basis points versus the prior year period.

Global Financial Solutions provides credit and retail private-label card processing, output services and next-generation offerings, such as its VisionPLUS Flex software, which enables card issuers to manage all of their payments-related products and services as a single, integrated “one-stop-shop” solution. GFS segment revenue for the second quarter was $353 million, down 3% versus the prior year period, or up 3% on a constant currency basis. North America revenue of $207 million was up 5% due to internal growth and increased card personalization volume related to EMV demand. EMEA revenue was $103 million, down 16%, or down 2% on a constant currency basis due to yield pressure on renewed contracts. GFS segment EBITDA was $124 million, down 2% versus the prior year period, or up 4% on a constant currency basis. GFS Segment EBITDA margin for the second quarter was 35%, which was up 60 basis points versus the prior year period.

Network & Security Solutions provides a wide range of network services such as Electronic Funds Transfer (EFT) Network Solutions, Stored Value Network Solutions, and Security and Fraud Management Solutions. NSS segment revenue for the second quarter was $356 million, up 6% versus the prior year period. EFT Network Solutions revenue of $123 million increased 6% due to new business. Security and Fraud Management Solutions revenue of $98 million increased 7% due to growth in business security solutions. Stored Value Network Solutions revenue of $80 million declined 1% due to the EFS sale in the prior year period. Excluding the EFS sale, Stored Value Network Solutions revenue was up 10% due to increased transaction growth. NSS segment revenue in the quarter was adversely impacted by $8 million due to the sale of EFS. NSS segment EBITDA was $156 million, up 2% versus the prior year period, which was adversely impacted by $4 million due to the sale of EFS. NSS segment EBITDA margin for the second quarter was 44%, which was down 160 basis points versus the prior year period.

Recent Events
Acquisition of Transaction Wireless
On June 9, 2015, First Data acquired Transaction Wireless Inc. (TWI), a San Diego-based provider of digital stored value products that offer gift card programs, loyalty incentives, and integrated marketing solutions for retailers, partners, and consumers. The acquisition complements First Data’s 2014 acquisition of GyftTM, a consumer-facing digital platform that enables consumers to buy, send, reload, manage, and redeem virtual closed-loop cards using mobile devices.

Improvements to Capital Structure
On June 2, 2015, First Data closed on a new five-year, $1.25 billion revolving credit facility, replacing First Data’s existing $1.0 billion facility which was due to mature in September 2016. The new revolver has a principal interest rate of LIBOR plus 350 basis points, a reduction of 50 basis points from the rate on the previous facility. The new revolving credit facility matures in June 2020.

On July 10, 2015, First Data closed on new term loans totaling approximately $1 billion - $725 million in dollar denominated loans and €250 million in euro denominated loans - with an interest rate of LIBOR plus 375 basis points. The proceeds of these term loans were used to repay a portion of the $1.6 billion, 7.375% senior secured first lien notes due 2019 along with fees and expenses. The new term loans mature in July 2022.

Non-GAAP Measures

In certain circumstances, results have been presented that are non-GAAP (generally accepted accounting principles) measures and should be viewed in addition to, and not in lieu of, the Company's reported results.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain items and other adjustments and is used by management as a measure of operating performance. The Company believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about non-recurring items that the Company does not expect to continue at the same level in the future. Adjusted Net Income, a measure used by management to measure operating performance, is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) attributable to First Data as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Management believes that Adjusted Net Income is helpful in highlighting trends because Adjusted Net Income excludes the results of decisions that are outside the control of operating management. Because not all companies use identical calculations, this presentation of Adjusted EBITDA and Adjusted Net Income may not be comparable to other similarly titled measures of other companies.

Certain measures in this release are presented excluding the estimated impact of foreign currency changes (constant-currency). To present this information, monthly results in the current period for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding month of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Once translated, each month in the period is added together to calculate the constant currency current period results.

Reconciliations to comparable GAAP measures are available in the accompanying schedules and in the "Investor Relations" section of the Company's website at investor.firstdata.com.

Investor Conference Call

The Company will host a pre-recorded conference call and webcast on Wednesday, July 29, 2015, at 5 p.m. EDT to review the second quarter 2015 financial results.

To listen to the call, dial +1 (800) 708-4540 (U.S.) or +1 (847) 619-6397 (outside the U.S.); passcode 40086236, at least 10 minutes prior to the start of the call. The call will be webcast on the “Investor Relations” section of the First Data website at investor.firstdata.com and a slide presentation to accompany the call will also be available on the website.

A replay of the call will be available through August 12, 2015, at +1 (888) 843-7419 (U.S.) or +1 (630) 652-3042 (outside the U.S.); passcode 40086236 and via webcast at investor.firstdata.com.

Please note: Other than the replay, First Data has not authorized, and disclaims responsibility for any recording, replay or distribution of any transcription of this call.

About First Data

First Data is a global leader in commerce-enabling technology and solutions, serving approximately six million business locations and over 4,000 financial institutions in 118 countries around the world. The Company has 23,000 owner-associates and processes more than 2,300 transactions per second and $1.9 trillion in transaction volume per year.

Contact

Glenn Fodor, CFA Investor Relations First Data 212-515-0278 investor@firstdata.com	Liidia Liuksila Public Relations First Data 212-515-0174 Liidia.Liuksila@firstdata.com

First Data Corporation
Consolidated Statements of Operations
(Unaudited)
(in millions)

	Three Months Ended June 30,
	2015	2014	% Change
Revenues:
Transaction and processing service fees (a)	$1,667	$1,672	—%
Product sales and other	279	235	19%
Total revenues (excluding reimbursable items)	1,946	1,907	2%
Reimbursable debit network fees, postage and other	926	930	—%
Total revenues	2,872	2,837	1%

Expenses:
Cost of services (exclusive of items shown below)	655	665	-2%
Cost of products sold	85	81	5%
Selling, general and administrative	526	512	3%
Depreciation and amortization	252	263	-4%
Other operating expenses:
Restructuring, net	19	4	375%
Total expenses (excluding reimbursable items)	1,537	1,525	1%
Reimbursable debit network fees, postage and other	926	930	—%
Total expenses	2,463	2,455	—%
Operating profit	409	382	7%

Interest income	1	4	-75%
Interest expense	(406)	(463)	-12%
Other income (expense) (b)	(24)	82	NM
	(429)	(377)	14%

(Loss) income before income taxes and equity earnings in affiliates	(20)	5	NM

Income tax expense	10	40	-75%
Equity earnings in affiliates (a)	63	58	9%
Net income	33	23	43%
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	59	57	4%
Net loss attributable to First Data Corporation	$(26)	$(34)	-24%

(See accompanying notes)

First Data Corporation
Consolidated Statements of Operations
(Unaudited)
(in millions)

	Six Months Ended June 30,
	2015	2014	% Change
Revenues:
Transaction and processing service fees (a)	$3,233	$3,212	1%
Product sales and other	535	460	16%
Total revenues (excluding reimbursable items)	3,768	3,672	3%
Reimbursable debit network fees, postage and other	1,799	1,805	—%
Total revenues	5,567	5,477	2%

Expenses:
Cost of services (exclusive of items shown below)	1,369	1,300	5%
Cost of products sold	161	160	1%
Selling, general and administrative	1,046	1,010	4%
Depreciation and amortization	503	528	-5%
Other operating expenses:
Restructuring, net	20	7	186%
Total expenses (excluding reimbursable items)	3,099	3,005	3%
Reimbursable debit network fees, postage and other	1,799	1,805	—%
Total expenses	4,898	4,810	2%
Operating profit	669	667	—%

Interest income	2	7	-71%
Interest expense	(813)	(930)	-13%
Other income (b)	11	83	-87%
	(800)	(840)	-5%

Loss before income taxes and equity earnings in affiliates	(131)	(173)	-24%

Income tax expense	13	77	-83%
Equity earnings in affiliates (a)	114	108	6%
Net loss	(30)	(142)	-79%
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	108	93	16%
Net loss attributable to First Data Corporation	$(138)	$(235)	-41%

(See accompanying notes)

First Data Corporation
Summary Segment Data
(Unaudited)
(in millions)

	Three Months Ended June 30,
	2015	2014	% Change
Segment Revenues (c):
Global Business Solutions	$1,056	$1,040	2%
Global Financial Solutions	353	365	-3%
Network & Security Solutions	356	337	6%
Total segment revenues	1,765	1,742	1%
Adjustments to reconcile to Consolidated revenues (d):
Adjustments for non-wholly-owned entities (e)	20	15	33%
Independent Sales Organization (ISO) commission expense (f)	161	150	7%
Reimbursable debit network fees, postage and other	926	930	—%
Consolidated revenues	$2,872	$2,837	1%

Segment EBITDA (g):
Global Business Solutions	$454	$451	1%
Global Financial Solutions	124	126	-2%
Network & Security Solutions	156	153	2%
Subtotal segment EBITDA	734	730	1%
Corporate	(32)	(49)	-35%
Adjusted EBITDA	702	681	3%
Adjustments to reconcile to Net loss attributable to
First Data Corporation (d):
Adjustments for non-wholly-owned entities (e)	6	8	-25%
Depreciation and amortization	(252)	(263)	-4%
Interest expense	(406)	(463)	-12%
Interest income	1	4	-75%
Other items (h)	(45)	58	NM
Income tax expense	(10)	(40)	-75%
Stock-based compensation	(16)	(5)	NM
Costs of alliance conversions (i)	(2)	(6)	-67%
Kohlberg Kravis Roberts & Co. (KKR) related items (j)	(5)	(8)	-38%
Debt issuance costs (k)	1	—	NM
Net loss attributable to First Data Corporation	$(26)	$(34)	-24%

Segment depreciation and amortization (a):
Global Business Solutions	$122	$126	-3%
Global Financial Solutions	98	98	—%
Network & Security Solutions	22	22	—%
Corporate	4	11	-64%
Total segment depreciation and amortization	246	257	-4%
Adjustments to reconcile to consolidated depreciation and amortization:
Adjustments for non-wholly-owned entities (e)	21	22	-5%
Amortization of initial payments for new contracts	13	11	18%
Total consolidated depreciation and amortization per Consolidated Statements of Cash Flows	280	290	-3%
Amortization of equity method investments	(15)	(16)	-6%
Amortization of initial payments for new contracts	(13)	(11)	18%
Total consolidated depreciation and amortization per Consolidated Statements of Operations	$252	$263	-4%

(See accompanying notes)

First Data Corporation
Summary Segment Data
(Unaudited)
(in millions)

	Six Months Ended June 30,
	2015	2014	% Change
Segment Revenues (c):
Global Business Solutions	$2,018	$1,984	2%
Global Financial Solutions	710	720	-1%
Network & Security Solutions	692	667	4%
Total segment revenues	3,420	3,371	1%
Adjustments to reconcile to Consolidated revenues (d):
Adjustments for non-wholly-owned entities (e)	40	16	150%
Independent Sales Organization (ISO) commission expense (f)	308	285	8%
Reimbursable debit network fees, postage and other	1,799	1,805	—%
Consolidated revenues	$5,567	$5,477	2%

Segment EBITDA (g):
Global Business Solutions	$814	$837	-3%
Global Financial Solutions	243	246	-1%
Network & Security Solutions	286	297	-4%
Subtotal segment EBITDA	1,343	1,380	-3%
Corporate	(78)	(85)	-8%
Adjusted EBITDA	1,265	1,295	-2%
Adjustments to reconcile to Net loss attributable to
First Data Corporation (d):
Adjustments for non-wholly-owned entities (e)	13	10	30%
Depreciation and amortization	(503)	(528)	-5%
Interest expense	(813)	(930)	-13%
Interest income	2	7	-71%
Other items (h)	(50)	52	NM
Income tax expense	(13)	(77)	-83%
Stock-based compensation	(23)	(34)	-32%
Costs of alliance conversions (i)	(5)	(13)	-62%
Kohlberg Kravis Roberts & Co. (KKR) related items (j)	(11)	(14)	-21%
Debt issuance costs (k)	—	(3)	-100%
Net loss attributable to First Data Corporation	$(138)	$(235)	-41%

Segment depreciation and amortization (a):
Global Business Solutions	$241	$257	-6%
Global Financial Solutions	195	199	-2%
Network & Security Solutions	43	47	-9%
Corporate	12	16	-25%
Total segment depreciation and amortization	491	519	-5%
Adjustments to reconcile to consolidated depreciation and amortization:
Adjustments for non-wholly-owned entities (e)	42	41	2%
Amortization of initial payments for new contracts	24	22	9%
Total consolidated depreciation and amortization per Consolidated Statements of Cash Flows	557	582	-4%
Amortization of equity method investments	(30)	(32)	-6%
Amortization of initial payments for new contracts	(24)	(22)	9%
Total consolidated depreciation and amortization per Consolidated Statements of Operations	$503	$528	-5%

(See accompanying notes)

First Data Corporation
Notes to Financial Schedules
(Unaudited)

(a)
Includes amortization of initial payments for new contracts (presented in "Summary Segment Data"), which is recorded as a contra-revenue within "Transaction and processing service fees" and amortization related to equity method investments, which is netted within the "Equity earnings in affiliates" line of $15 million and $30 million for the three and six months ended June 30, 2015, respectively, and $16 million and $32 million for the three and six months ended June 30, 2014, respectively.

(b)	Other income (expense) includes divestitures, impairments, derivative gains and (losses), and non-operating foreign currency gains and (losses), as applicable to the periods presented.

(c)
Segment revenues excludes reimbursable debit network fees, postage and other revenue. For significant affiliates, segment revenue is reflected based on our proportionate share of the results of our investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, we include equity earnings in affiliates, excluding amortization expense, in segment revenue. In addition, our Global Business Solutions segment measures reflect revenue-based commission payments to ISOs and sales channels, which are treated as an expense in the consolidated statements of operations as contra revenue to be consistent with revenue share arrangements with other ISOs and sales channels that are recorded as contra revenue.

(d)	Reconciles "Segment revenues" to "Consolidated revenues" or "Adjusted EBITDA" to "Net loss attributable to First Data Corporation" as reported on the Consolidated Statements of Operations.

(e)
Net adjustment to reflect our proportionate share of the results of our investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, we include equity earnings in affiliates, excluding amortization expense, in segment revenue and segment EBITDA.

(f)
Independent Sales Organization commissions are presented as contra-revenues for Global Business Solutions segment revenues reporting purposes while certain of such commissions are reflected as expense in the Consolidated Statements of Operations.

(g)
Segment EBITDA includes equity earnings in affiliates and excludes depreciation and amortization expense, net income attributable to noncontrolling interests, other operating expenses, and other income (expense).

(h)
Includes adjustments to exclude the official check and money order businesses due to the Company’s wind down of these businesses, restructuring, litigation and regulatory settlements, and "Other income (expense)" as presented in the Consolidated Statements of Operations, which includes divestitures, impairments, derivative gains and (losses), non-operating foreign currency gains and (losses).

(i)	Costs of alliance conversions primarily represent costs directly associated with the strategy to have First Data Corporation operate the Bank of America N.A.'s (the Bank) legacy settlement platform.

(j)	Represents KKR annual sponsorship fees for management, consulting, financial and other advisory services.

(k)	Debt issuance costs represent costs associated with issuing debt and modifying First Data Corporation's debt structure.

First Data Corporation
Selected Consolidated Balance Sheet and Cash Flow Data
(Unaudited)
(in millions)

SELECTED CONSOLIDATED BALANCE SHEET DATA
	As of	As of
	June 30, 2015	December 31, 2014

Cash and cash equivalents	$348	$358
Current settlement assets	8,031	7,555
Total assets	34,566	34,269

Short-term and current portion of long-term borrowings	307	161
Settlement obligations	8,031	7,557
Long-term borrowings	20,672	20,711
Total liabilities	32,160	31,551

Redeemable noncontrolling interest	78	70

Total First Data Corporation stockholder's deficit	(709)	(452)
Noncontrolling interests	3,037	3,100
Total equity	2,328	2,648

	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014

Source/(Use) of cash
Net cash provided by operating activities	$555	$427	$453	$383

Net cash (used in) provided by investing activities	(220)	129	(387)	17

Net cash used in financing activities	(323)	(418)	(70)	(272)

Supplemental cash flow data
Cash interest payments on long-term debt (a)	$185	$264	$746	$867

(a)	For purposes of this schedule, long-term debt excludes interest on capital leases.

First Data Corporation
Financial Covenant Calculation
(Unaudited)
(in millions)

As of June 30, 2015, the Company is in compliance with all applicable covenants, including its sole financial covenant with Consolidated Senior Secured Debt of $12.0 billion, Covenant EBITDA of $3.1 billion, and a Ratio of 3.87 to 1.00.

The calculation of Covenant EBITDA under the senior secured term loan facility is as follows (in millions):

Last twelve months ended June 30, 2015
Net loss attributable to First Data	$(361)
Interest expense, net (1)	1,630
Income tax (benefit) expense	18
Depreciation and amortization (2)	1,138
EBITDA (16)	2,425

Stock-based compensation (3)	39
Restructuring, net (4)	54
Non-operating foreign currency (gains) and losses (5)	(86)
Investment (gains) and losses (6)	(11)
Derivative financial instruments (gains) and losses (7)	12
Cost of alliance conversions and other technology initiatives (8)	13
KKR related items (9)	21
Litigation and regulatory settlements (10)	22
Projected near-term cost savings and revenue enhancements (11)	119
Net income attributable to noncontrolling interests (12)	208
Equity entities taxes, depreciation and amortization (13)	12
Loss on debt extinguishment (14)	260
Other (15)	20
Covenant EBITDA (16)	$3,108

(1)	Includes interest expense and interest income.

(2)
Includes amortization of initial payments for new contracts which is recorded as a contra-revenue within "Transaction and processing service fees" of $47 million and amortization related to equity method investments, which is netted within the "Equity earnings in affiliates" line of $60 million.

(3)	Stock-based compensation recognized as expense.

(4)
Restructuring charges in connection with management's alignment of the business with strategic objectives, the departure of executive officers, and costs associated with a $200 million expense management initiative.

(5)	Represents net gains and losses related to currency translations on certain intercompany loans and euro-denominated debt.

(6)	Reflects investment gains and losses.

(7)	Represents fair market value adjustments for cross-currency swaps and interest rate swaps that are not designated as accounting hedges.

(8)
Represents costs directly associated with the strategy to have First Data Corporation operate Bank of America N.A.'s legacy settlement platform and costs associated with the termination of the Chase Paymentech alliance, both of which are considered business optimization projects, and other technology initiatives.

(9)	Represents KKR fees for management, consulting, financial and other advisory services.

(10)	Represents settlements of litigation or regulatory matters.

(11)
Reflects cost savings and revenue enhancements projected to be realized as a result of specific actions as if they were achieved on the first day of the period. Includes cost savings initiatives associated with the business optimization projects and other technology initiatives described in footnote (8), the BAMS alliance, operations and technology initiatives, headcount reductions and other addressable spend reductions. We may not realize the anticipated cost savings pursuant to our anticipated timetable or at all.

(12)	Net income attributable to noncontrolling interests and redeemable noncontrolling interest in restricted subsidiaries.

(13)	Represents our proportional share of income taxes, depreciation and amortization on equity method investments.

(14)	Loss incurred due to early extinguishment of debt.

(15)	Includes items such as impairments and other as applicable to the period presented.

(16)
EBITDA, a measure used by management to measure operating performance, is defined as net income (loss) attributable to First Data before interest expense, net, income tax (benefit) expense, and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) attributable to First Data as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentation of EBITDA has

First Data Corporation
Financial Covenant Calculation
(Unaudited)
(in millions)

limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Management believes that EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

In determining Covenant EBITDA, EBITDA is calculated by reference to net income (loss) from continuing operations plus interest and other financing costs, net, provision for income taxes, and depreciation and amortization. Covenant EBITDA is calculated by adjusting EBITDA to exclude unusual items as permitted in calculating covenant compliance under the credit facilities. Covenant EBITDA is further adjusted to add net income attributable to noncontrolling interests and redeemable noncontrolling interest of certain non-wholly owned subsidiaries and exclude other miscellaneous adjustments that are used in calculating covenant compliance under the agreements governing First Data’s senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Covenant EBITDA are appropriate to provide additional information to investors to demonstrate our ability to comply with our financing covenants. Because not all companies use identical calculations, this presentation of Covenant EBITDA may not be comparable to other similarly titled measures of other companies.

First Data Corporation
Reconciliation of Non-GAAP Measures
(Unaudited)
(in millions)

Adjusted Net Income, a measure used by management to measure operating performance, is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) attributable to First Data as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted Net Income is not intended to be a measure of free cash flow available for management’s discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentation of Adjusted Net Income has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Management believes that Adjusted Net Income is helpful in highlighting trends because Adjusted Net Income excludes the results of decisions that are outside the control of operating management. This non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. This non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measures, provide a more complete understanding of our business. Investors are strongly encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measure to the most directly comparable GAAP financial measure is included below.

	Three Months Ended June 30,
	2015	2014	% Change
First Data Corporation
Adjusted net income	$150	$87	72%
Adjustments to reconcile to Net loss attributable to First Data Corporation:
Stock-based compensation (a)	(12)	(5)	140%
Mark-to-market adjustment for derivatives and euro-denominated debt (b)	(33)	(5)	560%
Amortization of acquisition intangibles (c)	(122)	(163)	-25%
Restructuring, impairment, litigation and other (d)	(9)	52	NM
Net loss attributable to First Data Corporation	$(26)	$(34)	-24%

(a)	Stock-based compensation expense recognized as selling, general, and administrative expense in the consolidated statements of operations.

(b)	Represents mark-to-market activity related to our undesignated hedges, ineffectiveness of our designated hedges, and mark-to-market activity on our euro-denominated debt held in the United States.

(c)	Represents amortization of intangibles established in connection with the acquisition of the Company by affiliates of KKR and acquisitions we have made since 2007.

(d)	Includes net restructuring, impairments, litigation and regulatory settlements, investment gains and losses, net divestitures, integration costs, and debt extinguishment costs.

Notice to Investors, Prospective Investors and the Investment Community; Cautionary Information Regarding Forward-Looking Statements

Certain matters we discuss in our public statements may constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans, projections or intentions. Examples of forward-looking statements include, but are not limited to, all statements we make relating to revenue, EBITDA, earnings, margins, growth rates and other financial results for future periods. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Actual results could differ materially and adversely from our forward-looking statements due to a variety of factors, including the following: (1) our ability to implement and improve processing systems to provide new products, improve functionality, and increase efficiencies; (2) our ability to prevent a material breach of security of any of our systems; (3) our ability to anticipate and respond to changing industry trends, including technological changes and increasing competition; (4) our high degree of leverage; (5) our ability to improve our profitability and maintain flexibility in our capital resources through the implementation of cost savings initiatives; (6) credit and fraud risks in our business units and merchant alliances, particularly in the context of eCommerce and mobile markets; (7) our merchant alliance program which involves several alliances not under our sole control and each of which acts independently of the others; (8) the impact of new laws, regulations, credit card association rules, or other industry standards; (9) adverse impacts from currency exchange rates or currency controls imposed by any government or otherwise; (10) adverse impacts from global economic, political, and other conditions affecting trends in consumer, business, and government spending; (11) our ability to successfully renew existing client contracts on favorable terms and obtain new clients; (12) our ability to successfully value and integrate acquired businesses, including those outside of the United States; (13) changes in the interest rate environment that increase interest on our borrowings; (14) consolidation among financial institution clients or other client groups that impacts our client relationships; (15) new lawsuits, investigations, or proceedings, or changes to our potential exposure in connection with pending lawsuits, investigations or proceedings, and various other risks that are set forth in our Annual Report on Form 10-K for the period ended December 31, 2014, including but not limited to, Item 1 - Business, Item 1A - Risk Factors and Item 7 - Management Discussion and Analysis of Financial Condition and Results of Operations.